Exhibit 99.1

LifeCare Holdings, Inc.

News Release

For Immediate Release	Contact: Phil Douglas
January 14, 2008	(469) 241-5137

LifeCare Holdings, Inc. Names Wayne McAlister President and Chief Executive Officer

38 Years Experience in Hospital Operations and Management

Plano, TX – LifeCare Holdings, Inc. today named Wayne McAlister President and Chief Executive Officer, succeeding Interim Chief Executive Officer William Hamburg, who assumed that position in August 2007. Mr. McAlister, who comes to LifeCare from Triad Hospitals, Inc., is a seasoned hospital operations executive with 38 years experience. He will be based in the company’s headquarters in Plano, TX beginning today.

LifeCare is owned by global private equity firm The Carlyle Group. Karen H. Bechtel, Managing Director and Global Head of the Carlyle Healthcare team, said, “We are pleased to welcome Wayne to LifeCare. He has a remarkable track record of creating value – growing profitability through rigorous operating oversight, expanding business lines and forging new physician relationships.”

Ms. Bechtel added, “The board thanks Bill Hamburg for his leadership and service as Interim CEO these past several months. We are pleased that he will remain a member of the LifeCare Board of Directors.”

Mr. McAlister said, “I am grateful for this terrific opportunity to lead the effort to strengthen the company and position it for long term success.”

From 1999 to the present, Mr. McAlister was Senior Vice President of Triad Hospitals, Inc. and Division President of a large group of its hospitals, where he was responsible for development, management and financial operations. During his tenure, he opened three new medical/surgical hospitals and developed joint venture hospitals with not-for-profit partners.

Mr. McAlister’s other senior management positions include: Regional Vice President of Paracelsus Healthcare Corporation, where he was responsible for nine acute medical/surgical hospitals; Vice President of Operations at Tenet Healthcare Corporation, where he was responsible for five medical/surgical hospitals; and Vice President of Operations at Charter Medical Corporation, where he was responsible for the opening of 14 psychiatric and medical/surgical hospitals and the financial turnaround of a number of their existing facilities.

Mr. McAlister earned his Bachelor of Science in Pharmacy from Oklahoma University. He is a former member of the Board of Governors of the Federation of American Health Systems and a former member of the Board of Trustees of the National Association of Private Psychiatric Hospitals.

LifeCare is based in Plano, Texas and operates 19 long term acute care hospitals located in nine states. Long term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more on LifeCare, visit our website at http://www.lifecare-hospitals.com/.

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